Exhibit 5.1

BUSINESS LEGAL ADVISORS, LLC 14888 Auburn Sky Drive, Draper, UT 84020 (801) 634-1984 brian@businesslegaladvisor.com	Brian Higley Attorney at Law Licensed in Utah

December 16, 2022

CW Petroleum Corp

2717 Commercial Center Blvd.

Suite E200 PMB 264

Katy, Texas 77494

Re: Registration Statement on Form S-1 (File No. 333-265369)

Ladies and Gentlemen:

In our capacity as counsel to CW Petroleum Corp, a Wyoming corporation (the “Company”), we have been asked to render this opinion in connection with a Registration Statement on Form S-1, originally filed by the Company with the Securities and Exchange Commission on June 2, 2022 as amended through September 13, 2022 (as amended, the “Registration Statement,” and the prospectus which forms a part of the Registration Statement, the “Prospectus”) under the Securities Act of 1933, as amended (the “Act”), under which up to an aggregate of 3,157,894 units and up to an aggregate of 1,421,052 shares of common stock to cover over-allotments (the “Over-Allotment Shares”), at an offering price of $4.75 per unit (the “Units”), each Unit consisting of one share (each, a “Share”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) and each of the two accompanying 5-year warrants to purchase one share of Common Stock (each, a “Warrant,” and the shares of Common Stock underlying the Warrants, the “Warrant Shares”), which constitute 6,315,788 shares of Common Stock underlying the Warrants issued as part of each Unit, are being sold by the Company pursuant to an underwriting agreement to be entered into between the Company and the underwriters named therein.

The Registration Statement also registers the shares of Common Stock (the “Representative’s Warrant Shares”) issuable upon exercise of the 72,632 warrants (the “Representative’s Warrants”) with each Representative’s Warrant exercisable for one share of Common Stock.

We are delivering this opinion to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with the Company’s (i) articles of incorporation and bylaws, as amended; (ii) the Registration Statement, including the Prospectus; (iii) the form of Warrant, (iv) corporate proceedings of the Company relating to the issuance of the securities described herein; and (v) and such other instruments and documents as we have deemed relevant under the circumstances, including without limitation, the forms of Warrant, Representative’s Warrant, and Underwriting Agreement most recently filed as exhibits to the Registration Statement.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Based upon the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that (i) the Units the Warrants (including the warrants issuable to cover over-allotments), and the Representative’s Warrants , when issued and sold by the Company against due payment therefor in accordance with terms described in the Registration Statement and the Prospectus, will constitute the valid and binding obligation of the Company, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability, (ii) the Shares have been duly authorized and, when issued and sold by the Company against due payment therefor in accordance with the terms set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable, (iii) the Warrant Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable, (iv) the Representative’s Warrant Shares, when issued and sold in accordance with the terms of the Representative’s Warrants, will be validly issued, fully paid and non-assessable, and (v) the Over-Allotment Shares issuable to cover over-allotments and the Common Stock underlying the warrants issuable to cover the over-allotment have been duly authorized and, when issued and sold by the Company in accordance with the terms set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the laws of the State of Wyoming and the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of our opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the Prospectus comprising a part of the Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Business Legal Advisors, LLC

Business Legal Advisors, LLC